Exhibit 10.2

Purchase Agreement

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November [___], 2009 by and among MEMC Electronic Materials, Inc., a Delaware corporation (“Parent”), MEMC Holdings Corporation, a Delaware corporation (the “Buyer”), [_________], a [________] (the “Blocker Entity”) and the stockholders of the Blocker Entity identified in Exhibit A attached hereto (collectively, the “Selling Equityholders,” and each individually, a “Selling Equityholder”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them under that certain Agreement and Plan of Merger, dated as of October 22, 2009, as amended (the “Merger Agreement”), by and among Sun Edison LLC, a Delaware limited liability company (the “Company”), Parent, Sierra Acquisition Sub, LLC, a Delaware limited liability company, and Carlos Domenech, Peter J. Lee and Thomas Melone, as the initial representatives.

WHEREAS, through the Blocker Entity, the Selling Equityholders hold those certain Units of the Company identified in Exhibit A attached hereto set forth opposite the name of such Selling Equityholder (the “Subject Units”);

WHEREAS, pursuant to a letter agreement between the Company and the Blocker Entity (the “Letter Agreement”), the Company agreed that, in connection with a Sale of the Company (as defined in the Operating Agreement), each Selling Equityholder would be entitled to sell the capital stock of the Blocker Entity in lieu of selling the Units held by the Blocker Entity;

WHEREAS, if the Blocker Entity was to participate in the Merger, as a Unitholder, the Blocker Entity would be entitled to receive a portion of the Merger Consideration;

WHEREAS, in lieu of participating in the Merger, each Selling Equityholder has elected, pursuant to the Letter Agreement, to sell all of the issued and outstanding equity interests in the Blocker Entity set forth opposite such Selling Equityholder’s name on Exhibit A attached hereto (the “Blocker Interest”), to Parent pursuant to the terms and conditions of this Agreement;

WHEREAS, in furtherance of the foregoing, immediately prior to the Closing, each Selling Equityholder desires to sell to Parent, and Parent desires to purchase from each Selling Equityholder, its Blocker Interest, in accordance with the terms and conditions hereof;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.                 Purchase and Sale

1.1              Sale and Purchase.

(a)                At the Closing, Buyer hereby agrees to purchase from each Selling Equityholder, and each Selling Equityholder, hereby agrees to sell, transfer and assign to Buyer, its Blocker Interest, free and clear of any and all Liens, and Buyer hereby agrees to pay to each Selling Equityholder, or cause the Exchange Agent to pay, no later than the latest of (i) four (4) Business Days after submission of a properly completed Payment Processing Form by a Selling Equityholder, (ii) four (4) Business Days after receipt by Buyer and the Exchange Agent from the Representatives of the Initial Merger Consideration Schedules, and (iii) four (4) Business Days after the Closing, cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such Selling Equityholder’s respective portion of the Blocker Net Merger Consideration which would have represented the portion of the Preferred Unitholder

Initial Merger Payment payable to the Blocker Entity under the Merger Agreement but for the transactions contemplated by this Agreement (excluding any Blocker Earnout Consideration and/or Blocker Escrow Consideration) set forth opposite such Selling Equityholder’s name on Exhibit A attached hereto (which Exhibit A may be updated by the Representatives and the Blocker Entity as acceptable to Parent prior to the Closing).  Buyer shall cause the Exchange Agent to deliver, not later than four (4) Business Days after the latest of (i) submission of a properly completed Payment Processing Form by a Selling Equityholder, (ii) receipt by Buyer and the Exchange Agent from the Representatives of the Earnout Consideration Schedules, and (iii) the date upon which the Earnout Consideration is paid to the Exchange Agent pursuant to Section 1.12(c) of the Merger Agreement, cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such Selling Equityholder’s respective portion of the Blocker Earnout Consideration calculated and payable in accordance with this Agreement.  The Allocable Percentage of each Selling Equityholder shall be set forth opposite such Selling Equityholder’s name on Exhibit A attached hereto (which Exhibit A may be updated by the Representatives and the Blocker Entity as acceptable to Parent prior to the Closing).

(b)               The Blocker Net Merger Consideration shall (i) consist of cash and/or shares of Parent Common Stock as set forth in the Initial Merger Consideration Schedules or the Earnout Consideration Schedules, as applicable (after taking into account the transactions contemplated by the Consideration Exchange Agreements, if any), as if each Selling Equityholder was a Preferred Unitholder or a Common Unitholder, as applicable, pursuant to the Merger Agreement, including, without limitation, Sections 1.7(a), 1.8, 1.9, 1.10 and 1.12 thereof and (ii) be payable to each Selling Equityholder in such portions and at such times as if such Selling Equityholder was a Preferred Unitholder or Common Unitholder, as applicable, pursuant to the Merger Agreement, including, without limitation, Sections 1.7(b), 1.8, 1.9, 1.10 and 1.12 thereof.

(c)                Each Selling Equityholder hereby directs Buyer to deposit a portion of the Blocker Net Merger Consideration equal to (i) its Allocable Percentage of the Indemnification Escrow Cash Amount and the Indemnification Escrow Shares (as the same may be exchanged with other Selling Equityholders and/or Unitholders pursuant to any Consideration Exchange Agreements) in the Indemnification Escrow Account to be held in escrow by the Indemnification Escrow Agent and distributed pursuant to the Indemnification Escrow Agreement as if such Selling Equityholder was a Unitholder under the terms and conditions set forth in the Indemnification Escrow Agreement and (ii) its Allocable Percentage of the Unitholder Expense Contribution in the Expense Escrow Account to be held in escrow by the Expense Escrow Agent and distributed pursuant to the Expense Escrow Agreement as if such Selling Equityholder was a Unitholder under the terms and conditions set forth in the Expense Escrow Agreement.  The portion of the Blocker Net Merger Consideration payable under this Section 1.1(c), if any, shall be referred to herein as the “Blocker Escrow Consideration”.

(d)               The Blocker Net Merger Consideration payable to each Selling Equityholder hereunder shall include its Allocable Percentage of any Earnout Consideration that would have been payable to all Unitholders if such Selling Equityholder was a Unitholder and included in the calculation of such Earnout Consideration in accordance with Section 1.12 of the Merger Agreement.  The portion of the Blocker Net Merger Consideration payable under this Section 1.1(d), if any, shall be referred to herein as the “Blocker Earnout Consideration”.  Parent Common Stock shall be valued at the Parent Common Stock Value for purposes of the Blocker Earnout Consideration.

(e)                Notwithstanding any other provision in this Agreement to the contrary, the shares of Parent Common Stock issued in connection with the Blocker Net Merger Consideration shall be adjusted proportionately for any stock splits, subdivisions, reverse stock splits, combinations, recapitalizations, dividends, distributions and the like.

(f)                Notwithstanding anything to the contrary in the Merger Agreement, this Agreement or any of the other Blocker Purchase Agreements, in no event shall Parent, Buyer and/or any of their respective Affiliates be required to pay any consideration to the Selling Equityholders and/or the Unitholders (as such term is defined in the Merger Agreement) as a result of the consummation of the Merger and the transactions contemplated by the Blocker Purchase Agreements in an amount in the aggregate in excess of the Net Merger Consideration or at a time that is different than is contemplated by Section 1.5(c) of the Merger Agreement (subject, however, to the rights of the Parent and the Buyer to exercise the set-off rights set forth in Section 6.6 of this Agreement and in each of the other Blocker Purchase Agreements).

1.2              Closing; Deliverables.

(a)                The closing of the transactions contemplated by this Agreement shall take place on the Closing Date and be effective as of immediately prior to the Effective Time.  Completion of the transactions contemplated by this Agreement is conditional upon the Closing of the Merger Agreement occurring.  Upon termination of Merger Agreement in accordance with Article 8 of the Merger Agreement, this Agreement shall thereupon automatically terminate without further action by the parties hereto and become null and void and no party shall have any rights or claims against the other hereunder.  In addition, if any of the conditions to the obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 5 hereof have not been satisfied on the Closing Date and cannot be cured on the Closing Date, then this Agreement may be terminated by the Parent by delivery of written notice to the Selling Equityholder to that effect and this Agreement shall become null and void and no party shall have any rights or claims against the other hereunder.  If this Agreement is terminated as set forth above, but the transactions contemplated by the Merger Agreement are to be completed, then neither the Parent nor Buyer shall have any obligation to purchase the Blocker Interest owned by such Selling Equityholder hereunder or otherwise, and in lieu thereof, the Units owned by the applicable Blocker Entity or indirectly by the Selling Equityholder shall be acquired by Parent by virtue of the Merger pursuant to the terms of the Merger Agreement.

(b)               On the Closing Date, each Selling Equityholder shall deliver, or cause to be delivered, to Parent certificates representing all of the Blocker Interest being sold hereunder, accompanied by a stock transfer power duly endorsed in blank relating to such certificates.

1.3              Representatives.  The Selling Equityholders hereby acknowledge and agree that the Representatives have been appointed as the true and lawful agent and attorney-in-fact of such Selling Equityholders for all purposes under Section 1.13 of the Merger Agreement (and only for such purpose as expressly contemplated by the Merger Agreement) as if such Selling Equityholders were Unitholders thereunder.  The Selling Equityholders also acknowledge and agree to all provisions of Section 1.13 of the Merger Agreement as expressly set forth therein, as if the Selling Equityholders were Unitholders thereunder.

1.4              Further Assurances.  From and after the Closing, the parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

1.5              Classification Election.  Neither Blocker Entity nor Parent on behalf of the Blocker Entity shall take or permit any other Person to take any action under applicable state law or any other steps for federal or state tax purposes that would result in a change in the entity classification of the Blocker Entity for federal income tax purposes with an effective time prior to the purchase of the Blocker Entity stock by Parent contemplated by this Agreement; provided however, such provision shall not preclude any such actions with an effective time after the purchase of the Blocker Entity stock by Parent contemplated by this Agreement.

1.6              Withholding.  Parent shall be entitled to deduct and withhold from each Selling Equityholder’s respective portion of the Blocker Net Merger Consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law.  Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Selling Equityholders in respect of which Parent made such deduction and withholding.

Section 2.                 Representations and Warranties of the Selling Equityholders

Each Selling Equityholder severally, but not jointly, represents and warrants to Parent on the date of this Agreement and on the Closing Date as follows:

2.1              Organization, Qualification and Power; Enforceability.  The Blocker Entity is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state of organization.  The Blocker Entity is an entity which was formed solely for the purposes of investing in the Company and has not engaged in any other business activity other than the holding of the Preferred Units and/or Common Units and such other activities related to the exercise of rights and the fulfillment of obligations arising under the Letter Agreement, the purchase agreements relating to the acquisition of the Preferred Units and/or Common Units by the Blocker Entity, the activities expressly contemplated by this Agreement and the Operating Agreement.  Each Selling Equityholder and the Blocker Entity has the corporate or limited liability company power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate or limited liability company action on the part of the Blocker Entity and each Selling Equityholder.  This Agreement constitutes a valid and binding obligation of each Selling Equityholder and the Blocker Entity, is enforceable against the Blocker Entity and each Selling Equityholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally.

2.2              Capitalization and Related Matters.

(a)                 The issued and outstanding equity interests of the Blocker Entity and the number of Units held by the Blocker Entity is set forth on Exhibit A attached hereto.  All the Blocker Interests have been duly authorized, have been validly issued and are fully paid and non-assessable.

(b)                 Each Selling Equityholder owns its respective Blocker Interest, free and clear of any and all Liens.  The Blocker Entity owns its respective Subject Units, free and clear of any and all Liens, except for Liens under the Operating Agreement.

2.3              Tax Matters.

(a)                The Blocker Entity has filed all federal income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns as so filed disclose all material Taxes required to be paid for the periods covered thereby. All such Tax Returns are true, correct and complete. All material Taxes due and owing by the Blocker Entity (whether or not shown on any Tax Return) have been paid.  The Blocker Entity currently is not the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Blocker Entity.  The Blocker Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)               There is no material dispute or claim concerning any Tax liability of the Blocker Entity either (i) claimed or raised by any authority in writing or (ii) as to which any of Selling Equityholders and the directors and officers of the Blocker Entity has knowledge based upon personal contact with any agent of such authority.

(c)                Schedule 2.3(c) lists all material federal, state, local, and non-U.S. Tax Returns filed with respect to the Blocker Entity for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Selling Equityholders have delivered to Parent correct and complete copies of all material federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Blocker Entity since December 31, 2006.  The Blocker Entity has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)               The Blocker Entity is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law).  Either (i) the Blocker Entity has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii) or (ii) the Selling Equityholder is not a “foreign person” within the meaning of Code §§1445 and 7701.  The Blocker Entity is not a party to or bound by any tax allocation or sharing agreement.  The Blocker Entity (A) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Target) or (B) does not have any liability for the Taxes of any person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)                The unpaid Taxes of the Blocker Entity (A) did not, as of [_______ __, ____] [1], exceed the reserve for Tax liability (excluding any portion of such reserve for deferred Taxes established to reflect timing differences between book and Taxable income) reflected as a liability set forth on the balance sheet contained within the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the months ended [_______ ___, ____] [2] (rather than in any notes thereto) (the “Blocker Balance Sheet”) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in the ordinary course of business and in accordance with the past custom and practice of the Blocker Entity in filing their Tax Returns.

[1]               Such date to be the date of the last unaudited financial statements of the Blocker Entity.

[2]               Such date to be the date of the last unaudited financial statements of the Blocker Entity.

(f)                The Blocker Entity will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                 change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)               “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)             intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv)             installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)               prepaid amount received on or prior to the Closing Date.

(g)                The Blocker Entity has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(h)               The Blocker Entity is not or has not been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

2.4              No Other Liabilities.  The Blocker Entity does not have any liabilities or obligations, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise (and there is no valid basis for any such liability or obligation or any valid claim in respect thereof), other than any liabilities retained by the Blocker Entity for unpaid Taxes.

Section 3.                 Representations and Warranties of Parent and the Buyer

Each of Parent and the Buyer represents and warrants to the Blocker Entity and the Selling Equityholders on the date hereof and on the Closing Date as follows:

3.1              Organization, Qualification and Power; Enforceability.  Each of Parent and the Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.  Each of Parent the Buyer has the corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of each of Parent and the Buyer.  This Agreement constitutes a valid and binding obligation of each of Parent and the Buyer, is enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally.

Section 4.                 Covenants

4.1              Tax Covenants.  Without the prior written consent of Parent, no Blocker Entity shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Blocker Entity, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Blocker Entity, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Blocker Entity for any period ending after the Closing Date or decreasing any Tax attribute of the Blocker Entity existing on the Closing Date.

4.2              Transactions.

(a)                It is the intent of the parties that:

(i)                 The transactions contemplated hereby and the Merger Agreement provide that the Subject Units held by the Blocker Entity are excluded from the effect of the Merger and will be treated as sale of the Blocker Interests to a directly wholly owned subsidiary of Parent for all U.S. federal income tax purposes and not as sale of the underlying Subject Units held by the Blocker Entity.  For avoidance of doubt, (A) the Blocker Net Merger Consideration payable in respect of Blocker Interests is being paid directly by the Buyer and not pursuant to the Merger Agreement and (B) the Blocker Net Merger Consideration plus the Net Merger Consideration payable under the Merger Agreement shall be equal to the amount of the Net Merger Consideration.

(ii)               Each Selling Equityholder shall have no greater and no fewer rights or obligations with respect to the transactions, agreements, covenants, indemnities and other provisions of the Merger Agreement than such Selling Equityholder would have had if, immediately prior to the Effective Time, the Subject Units held by the Blocker Entity had instead been held directly by such Selling Equityholder (in proportion to such Selling Equityholder’s interest in the Blocker Entity) and been acquired by the Parent by virtue of the Merger pursuant to the Merger Agreement; provided, however, that nothing herein shall limit the rights or obligations of any Selling Equityholder with respect to such Blocker Entity as expressly provided in this Agreement.

(iii)             Each Parent Indemnified Person shall have no greater and no fewer rights or obligations with respect to the transactions, agreements, covenants, indemnities and other provisions of the Merger Agreement than such Parent Indemnified Person would have had if, immediately prior to the Effective Time, the Units held by the Blocker Entity had instead been held directly by such Selling Equityholder (in proportion to such Selling Equityholder’s interest in the Blocker Entity) and been acquired by the Parent by virtue of the Merger pursuant to the Merger Agreement; provided, however, that nothing herein shall limit the rights or obligations of any Parent Indemnified Person with respect to such Blocker Entity as expressly provided in this Agreement.

(b)               Each party shall take such other actions and execute such other agreements as are reasonably necessary to assure that the transactions contemplated by the Merger Agreement and this Agreement, when taken together, equitably reflect the relative rights and obligations of the respective parties (including the rights of the Parent Indemnified Persons and the Unitholders under the Merger Agreement) and the intent of the parties described in this Section 4.2.

(c)                Without limiting the generality of the foregoing and notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, none of the Parent Indemnified Persons shall have any obligations (including indemnity obligations) with respect to the ownership of the Subject Units or as a Unitholder under the Merger Agreement.

Section 5.                 Closing Conditions

5.1              Merger.  The obligations of the parties hereto to consummate the transactions contemplated hereby shall be subject to the consummation of the Merger.

5.2              FIRPTA Certificate.  The obligation of Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the delivery by the Blocker Entity to Parent and Buyer, at the Closing, of an affidavit, under penalties of perjury, stating that: (a) the Selling Equityholder is not a “foreign person” within the meaning of Code §§1445 and 7701 (“Non-Foreign Person Statement”); or (b) the Blocker Entity is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, in form and substance required under Treasury Regulation §1.897-2(h) and Treasury Regulation §1.1445-2(c)(3)(i) (“Non-USRPHC Statement”).  The Blocker Entity shall mail a copy of the Non-USRPHC Statement to the IRS within 30 days of providing such statement to Parent but in no event later than the Closing Date.  The option to deliver either a Non-Foreign Person Statement or a Non-USRPHC Statement shall be at the sole election of the Selling Equityholder.

5.3              Compliance with Obligations and Continued Accuracy of Representations and Warranties.  The obligation of Parent and the Buyer to consummate the transactions contemplated hereby shall be subject to the Selling Equityholder having complied with all of its covenants and agreements contained in this Agreement that were to be performed by it at or prior to the Closing Date and subject to the representations and warranties of the Selling Equityholder contained in this Agreement continuing to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.  The Selling Equityholder(s) shall have delivered a certificate to the Parent certifying the foregoing.

Section 6.                 Survival of Representations and Warranties; Indemnification

6.1              Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties set forth in Sections 2.1, 2.2, 2.4 and 3.1 shall survive the Closing and continue in perpetuity.  The representations and warranties provided in Section 2.3 shall survive the Closing and continue in effect until 30 days following the expiration of the applicable statute of limitations with respect to matters addressed therein (including any extensions or tollings thereof).

6.2              Indemnification of Parent.  Following the closing of the transactions contemplated by this Agreement, the Parent Indemnified Persons shall be indemnified and held harmless by each of the Selling Equityholders, severally, but not jointly, from and against, any and all Losses actually incurred by any of them, resulting from or arising out of:

(a)                any breach of any representation or warranty made by such Selling Equityholder in this Agreement; and

(b)               any breach by such Selling Equityholder of any covenant of such Selling Equityholder in this Agreement.

6.3              Indemnification of Selling Equityholders.  Following the closing of the transactions contemplated by this Agreement, the Selling Equityholders and their affiliates, directors, officers, partners, employees, successors, assigns, representatives and agents  shall be indemnified and held harmless by Parent from and against, any and all Losses actually incurred by any of them, resulting from or arising out of:

(a)                any breach of any representation or warranty made by Parent in this Agreement; and

(b)               any breach by Parent of any covenant of Parent in this Agreement .

6.4              Limitation on Liability.  Any indemnity payments payable under this Agreement by a Selling Equityholder, including, without limitation any indemnity obligations arising under Section 7 of this Agreement, shall be limited to the portion of the Blocker Net Merger Consideration actually received by such Selling Equityholder.  In addition, in no event shall the Selling Equityholders have any obligation to indemnify Parent or Parent Indemnified Persons for any Taxes attributable to or resulting from actions taken by Parent or Parent Indemnified Parties pursuant to Section 5.13 of the Merger Agreement or after the Closing.

6.5              Tax Matters.  Notwithstanding any other provision of this Section 6, any indemnification with respect to Taxes shall be governed exclusively by Section 7 below; provided, however, that the limitations set forth in Section 6.4 of this Agreement shall also apply for purposes of Section 7.

6.6              Right of Setoff.

(a)                In accordance with the provisions of Sections 4.2(a) and 4.2(b), each Selling Equityholder hereby acknowledges and agrees that, subject to all of the limitations set forth in Article 7 of the Merger Agreement (including, without limitation, the Indemnification Threshold, the De Minimis Threshold, the Special Deductible, the Parent Cap and the Parent Special Matters Cap, as applicable, and subject to the obligation of Parent to seek recourse for indemnifiable Losses first from the Indemnification Escrow Account), Parent shall be entitled to a setoff against any unpaid portion of the Blocker Earnout Consideration payable to such Selling Equityholder, but only in an amount up to such Selling Equityholder’s Allocable Percentage of the Adjustable Earnout Setoff Amount, if any; provided, however, that such limitations shall not apply in instances of willful breach, fraud or intentional misrepresentation under the Merger Agreement, or to indemnification rights under and pursuant to Section 7.2(a)(ii) of the Merger Agreement.  For avoidance of doubt, except in instances of willful breach, fraud or intentional misrepresentation under the Merger Agreement, or with respect to indemnification rights under and pursuant to Section 7.2(a)(ii) of the Merger Agreement, the total setoff amount, if any, that a Parent Indemnified Person is entitled in respect of its right to be indemnified under Article 7 of the Merger Agreement from the Earnout Consideration set forth in the Merger Agreement and from the Blocker Earnout Consideration set forth in this Section 6.6(a) shall not exceed, in the aggregate, the Adjustable Earnout Setoff Amount.  For the avoidance of doubt, the set-off rights set forth in this Section 6.6(a) are in addition to the rights of Parent and Buyer under and pursuant to Section 6.2 and Section 7.1 hereof and under the Indemnification Escrow Agreement.

(b)               In the event of any breach by any Selling Equityholder of a representation, warranty, covenant or agreement in this Agreement for which the Parent Indemnified Persons shall be entitled to indemnification pursuant to this Agreement (including, without limitation, under Sections 6.2 and 7.1 hereof), Parent (on behalf of itself and the Buyer) shall be entitled, but not required, to setoff against any unpaid portion of the Blocker Earnout Consideration actually payable to such Selling Equityholder responsible for such breach, but only up to an amount of such Loss attributable to such breach.  For avoidance of doubt, Parent’s right to setoff as set forth in this Section 6.6(b) shall not apply to Parent’s right to setoff as set forth in Section 6.6(a).  For the avoidance of doubt, the set-off rights set forth in this Section 6.6(b) are in addition to the rights of Parent and Buyer under and pursuant to Section 6.2 and Section 7.1 hereof.

Section 7.                 Tax Matters

7.1              Tax Indemnification.

(a)                Each Selling Equityholder shall severally indemnify the Blocker Entity, Parent, and each affiliate of Parent and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Blocker Entity for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), excluding Taxes due as a result of actions taken by Parent pursuant to Section 5.13 of the Merger Agreement or after the Closing, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of the Blocker Entity (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the Blocker Entity) imposed on the Blocker Entity as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, each Selling Equityholder shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes and reflected as a liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Blocker Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in the ordinary course of business and in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns where such reserve does not and will not exceed zero (0).

(b)               Notwithstanding any provision of this Agreement to the contrary, the Selling Equityholders' obligation to indemnify Parent or Parent Indemnified Persons for any Tax shall be limited to any Tax properly attributable to taxable periods or portions thereof, ending on or before the Closing Date, excluding any Taxes due as a result of actions taken by Parent or a Parent Indemnified Person pursuant to Section 5.13 of the Merger Agreement or after the Closing.

7.2              Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Blocker Entity holds a beneficial interest shall be deemed to terminate at such time).

7.3              Responsibility for Filing Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns for the Blocker Entity that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of a Selling Equityholder will include the operations of the Blocker Entity. Parent shall permit the respective

Selling Equityholders to review, comment, and approve each such income Tax Return described in the preceding sentence prior to filing.  Parent shall make all such changes as are reasonably requested by such Selling Equityholders pursuant to the preceding sentence.  If there is disagreement amongst Parent and the Selling Equityholders as to whether a comment is reasonably requested pursuant to this provision, Parent and such Selling Equityholders shall act in good faith to resolve any such dispute prior to the date on which such Pre-Closing Tax Return is required to be filed.  In the event Parent and such Selling Equityholders are unable to resolve any dispute in good faith, the Selling Equityholders and Parent shall mutually request a nationally-recognized, independent accounting firm mutually acceptable to the Selling Equityholders and Parent (the “Independent Accountants”) to resolve any issue in dispute.  The fees, costs and expenses of the Independent Accountants shall be allocated equally between the Selling Equityholder and Parent.

7.4              Refunds and Tax Benefits.  Any Tax refunds of the Blocker Entity that are received after Closing by Parent or the Blocker Entity, and any amounts credited against Tax to which Parent or the Blocker Entity becomes entitled, that relate to a pre-Closing period shall be for the account of the Selling Equityholders to the extent such refund or credit was a refund or credit of Tax for which the Selling Equityholders are responsible, and Parent shall pay over to the Selling Equityholders any such refund or the amount of any such credit within 15 days after receipt or application of any such credit against Tax.

7.5              Cooperation on Tax Matters.

(a)                Parent, the Blocker Entity and the Selling Equityholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Blocker Entity and Selling Equityholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Blocker Entity relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Selling Equityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Blocker Entity or Parent, as the case may be, shall allow the other party to take possession of such books and records.

(b)               Parent and the Selling Equityholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                Parent and Selling Equityholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

7.6              Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Blocker Entity shall be terminated as of the Closing Date and, after the Closing Date, the Blocker Entity shall not be bound thereby or have any liability thereunder.

7.7              Certain Taxes and Fees.  All transfer, value added, excise, stock transfer, stamp, recording, registration and similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Selling Equityholders.

7.8              Tax Controversies.  If any Government entity issues to the Blocker Entity a written notice of its intent to audit, examine or conduct a proceeding with respect to Taxes or Tax Returns of the Blocker Entity for periods prior to the Effective Time (a “Tax Claim”) Parent shall notify the Selling Equityholders of its receipt of such communication within thirty (30) business days following receipt.  The Selling Equityholders shall have the right at their sole cost and expense to control any examination, investigation, audit, or other proceeding in respect of any Tax Claim involving Taxes for which the Selling Equityholders are responsible (a “Tax Contest”), provided that (i) Parent, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and to the extent relating to Taxes or a Tax Return for a Straddle Period or Taxes of the Blocker Entity for which Parent is responsible, shall jointly control the Tax Contest, and (ii) the Selling Equityholders (or Parent, to the extent that the Selling Equityholders decline to exercise their right to control a Tax Contest) shall not settle or otherwise resolve any Tax Claim without the prior written consent of Parent (or the Selling Equityholders, to the extent that the Selling Equityholders decline to exercise their right to control a Tax Contest), which consent will not be unreasonably withheld, conditioned or delayed.

7.9              Except as required by Law, Parent shall not (and, after the Closing, shall not allow the Blocker Entity, to) amend any Tax Return for a taxable period ending on or prior to the Closing Date or any Straddle Period, without the prior written consent of the Selling Equityholders (which consent will not be unreasonably withheld, conditioned or delayed) if the effect of such amended Tax Return is to increase Taxes payable by the Selling Equityholders or Taxes for which the Selling Equityholders are liable.

Section 8.                 General

8.1              Notices.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery (with confirmation) to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 8.1 for, or such other address as may be designated in writing hereafter by, such party:

If to Parent or Buyer:	Copy to:
MEMC Electronic Materials, Inc.	Bryan Cave LLP
501 Pearl Drive (City of O’Fallon)	One Metropolitan Square
Post Office Box 8	211 N. Broadway, Suite 3600
St. Peters, MO 63376	St. Louis, MO 63102
Attention: General Counsel	Attention: Steven M. Baumer
Fax: (866) 773-0791	Fax: (314) 259-2020

If to a Selling Equityholder or the Blocker Entity:
To the address of such Selling Equityholder or the Blocker Entity as set forth on Exhibit A attached hereof.

If to Representatives:	Copy to:
Carlos Domenech Sun Edison LLC 12500 Baltimore Avenue Beltsville, MD 20705 Fax: (443) 909-7128	Goodwin Procter LLP 901 New York Avenue, N.W. Washington, DC 20001 Attention: J. Hovey Kemp and Seung W. Baik Fax: (202) 346-4444

Peter J. Lee Black River Asset Management 12700 Whitewater Drive Minnetonka, MN 10005 Fax: (952) 367-1548

Thomas Melone Allco Renewable Energy Limited 14 Wall Street, 20th Floor New York, NY 10005 Fax: (801) 858-8818

8.2              Entire Agreement.  This Agreement, the Merger Agreement, the other Transaction Documents and the Schedules and Exhibits hereto and thereto embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

8.3              Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise).  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the applicable Selling Equityholder (which consent shall not be unreasonably withheld) or by a Selling Equityholder or Blocker Entity without the prior written consent of Parent (which consent shall not be unreasonably withheld .

8.4              Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Signatures may be transmitted by facsimile, pdf, email or similar form of electronic transmission.

8.5              Headings; Interpretation.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.  References herein to “days,” unless otherwise indicated, are to consecutive calendar days.  Each party hereto has participated substantially in the negotiation and drafting of this Agreement and each party agrees that any ambiguity herein should not be construed against the draftsman.  Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

8.6              Expenses.  Parent shall pay the fees and expenses of its counsel, accountants, experts, other representative and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder.  All expenses of the Selling Equityholders or the Blocker Entity or the Company shall be paid pursuant to Section 1.11 of the Merger Agreement if the Closing shall occur or by the Company if this Agreement is terminated.

8.7              Remedies Cumulative.  Except as otherwise expressly provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

8.8              Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

8.9              Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 8.9.

8.10          Submission to Jurisdiction; Waivers.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party hereto or its successors or assigns may be brought and determined in the state courts located in the Court of Chancery of the State of Delaware, County of New Castle State of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 8.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.  Each party hereto waives all personal service of any and all process upon such party related to this Agreement and consents that all service of process upon such party shall be made by hand delivery, certified mail or confirmed telecopy directed to such party at the address specified in Section 8.1 hereof; and service made by certified mail shall be complete seven (7) days after the same shall have been posted.  The prevailing party in any litigation shall be entitled to reimbursement of its reasonable legal fees and expenses.

8.11          Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.12          Extension; Waiver.  At any time prior to the Closing, the time for the performance of the obligations or other acts of the parties hereto may be extended by the other party or parties and any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition or as a waiver of any subsequent breach or waiver of the same obligation, agreement or condition by such party; provided, further, that any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such extension or waiver is to be enforced.

8.13          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement or have caused this Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARENT:

MEMC ELECTRONIC MATERIALS, INC.

By:_________________________________
Name:______________________________
Title:________________________________

BUYER:

MEMC HOLDINGS CORPORATION

By:_________________________________
Name:______________________________
Title:________________________________

[SELLING EQUITYHOLDERS]:

[_______]

By:_________________________________
Name:______________________________
Title:________________________________

[BLOCKER ENTITY]:

[_______]

By:_________________________________
Name:______________________________
Title:________________________________

Acknowledged and agreed to:

REPRESENTATIVES:

By:_________________________________
Name:______________________________
Title:________________________________

By:_________________________________
Name:______________________________
Title:________________________________

By:_________________________________
Name:______________________________
Title:________________________________